Exhibit 10.26

Translation from the Hebrew

Termination Agreement

This termination agreement (this “Agreement”), entered into in                  , on this 22 day of January, 2018.

by and among

TEVA PHARMACEUTICAL INDUSTRIES LTD, an Israeli corporation at 5 Basel St., Petach Tikwa, Israel (the “Company”/“Teva”).

and

Eyal Desheh, holder of I.D. no. 051220309 of 49 Zamir Street, Mevasseret Zion (the “Employee”).

WHEREAS,	the Employee has been employed by the Company since April 28, 2008 in the position of Chief Financial Officer (the “Position”); and

WHEREAS,	the Parties have reached an understanding and agreement as to the termination of the Employee’s employment with the Company, and have decided to set forth the terms of such termination with the Company as detailed in this Termination Agreement;

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

Preamble and Headings

1.	The preamble to this Agreement constitutes an integral part hereof.

2.	The headings in this Agreement are for convenience and orientation purposes only and shall have no interpretational value.

Termination of the Employee’s Employment with the Company

3.	The Employee shall cease fulfilling the Position as of July 1, 2017 (the “Position Termination Date”).

Prior Notice

4.	The prior notice period has commenced on April 26, 2017 and shall end on January 25, 2018 (the “Prior Notice Period”). During the Prior Notice Period, as of the Position Termination Date, the Employee shall not be required to attend work, but shall be available to assist the Company, in accordance with its needs, as required from time to time. For avoidance of any doubt it is hereby clarified that in the event the Employee shall be required to assist the Company as stated above, he shall do so without receiving any additional compensation.

5.	During the Prior Notice Period, the Company shall pay the Employee the prior notice pay (i.e. the monthly salary) and all other benefits and payments to which he

Translation from the Hebrew

is entitled during such period under law and in accordance with the Employment Agreement dated August 7, 2008, its addendum, and as amended in October 2012 (the “Employment Agreement”), as follows. During the Prior Notice Period, the Employee will be entitled to accrual of vacation days, clothing allowance, recreation pay, social benefit contributions, telephone expenses, including mobile phone, use of a car and the coverage of any and all expenses associated therewith, all in accordance with the Employment Agreement and the terms of Employee’s employment during his employment with the Company, excluding a one-time bonus pursuant to Section 5 of the Employment Agreement, and excluding the grant of any equity compensation, to which the Employee shall not be entitled (the “Benefits”).

Vacation

6.	On January 26, 2018, upon the conclusion of the Prior Notice Period, the Employee shall go on a paid vacation leave until April 30, 2018, on account of his accumulated annual vacation days. The remaining accumulated vacation days shall be redeemed according to Section 8.2 hereinafter. During such vacation leave, the Employee will be entitled to receive vacation pay, in an amount equal to his monthly salary and the Benefits. For avoidance of doubt, it is hereby clarified that the Company’s consent to the utilization of such accumulated vacation days, with all which that entails, exceeds the letter of the law and is being granted without the Company being under any obligation to do so.

Termination of Employee-Employer Relationship

7.	Upon the conclusion of Employee’s vacation, on April 30, 2018, the employer-employee relationship between the Employee and the Company shall come to an end (the “Termination Date”).

Company’s Undertakings

8.	On the Termination Date or in proximity thereto, the Company shall make the following payments to the Employee:

8.1.	Proportionate payment of recreation pay for the period as of the last date the Employee received recreation pay and until the Termination Date.

8.2.	Redemption of 34.86 vacation days which shall be accumulated until the Termination Date.

8.3.	A supplement payment of severance pay in an amount equal to the difference, if any, between (i) the sum of the of Employee’s last monthly salary multiplied by the years of employment with the Company and (ii) the severance pay amounts accumulated to the Employee’s benefit in the managers’ insurance and/or pension funds and/or provident funds.

Translation from the Hebrew

8.4.	A special termination grant in an amount equal to the product of the Employee’s last monthly salary and the term of his employment with the Company (in years); provided that the amount of such special termination grant, together with the severance amounts accumulated to the Employee’s benefit during the Employee’s employment by the Company in the managers’ insurance and/or pension funds and/or provident funds shall not exceed the product of 200% of the Employee’s last monthly salary and the number of years of Employee’s employment with the Company.

9.	On the Termination Date or in proximity thereto, the Company shall provide the Employee with letters of release of the amounts accumulated to the Employee’s benefit under the managers’ insurance and/or the pension funds and/or the provident funds and in the study fund (the employee’s contributions and the employer’s contributions including the yield thereon). The Employee shall sign a “Form 161” and any other form or document required by law.

Annual Bonus For 2017

10.	The Employee acknowledges that the Company’s Board has decided not to pay its office holders an annual bonus for the year 2017.

11.	For avoidance of doubt, it is hereby clarified that the Employee shall not be entitled to receive any annual bonus for the year 2018.

Equity Compensation

12.	The options, RSUs and PSUs granted to the Employee that shall not vest by the Termination Date shall continue to vest in accordance with the schedule determined in the relevant award agreements, as well as with the retirement policy applicable to the Employee according to the relevant equity incentive plans, all in accordance with and subject to the Company’s policy; the PSUs shall be earned based on actual performance during the performance period; all subject to the relevant award agreements, the relevant equity incentive plans and the Company’s compensation policy. The Employee shall be entitled to exercise his options, including those that shall vest after the Termination Date, according to the relevant award agreements. For avoidance of doubt, the options may not be exercised after the ‘expiration date’ as determined in the relevant award agreements.

Non-Competition

13.	In consideration for the Employee’s undertaking not to compete with the Company in accordance with the provisions of Section 21 of the Employment Agreement and all other similar undertakings, and subject to his fulfilment of such undertakings, as of the Termination Date, the Employee shall be entitled to receive an amount equal to twelve (12) times his last monthly salary (without Benefits) (the “Non-Compete Consideration”).

Translation from the Hebrew

14.	It is hereby agreed that the Non-Compete Consideration shall be paid to the Employee in twelve (12) equal monthly installments, the first of which shall be paid one month after the Termination Date. The payment of the Non-Compete Consideration and withholding of applicable tax shall be performed in one of the following ways, in accordance with the Employee’s notification to the Company by no later than March 30, 2018:

14.1.	The Non-Compete Consideration shall be included in the Employee’s “161 Form” for the relevant fiscal years (i.e. 2018 and 2019) (the “Forms”), and the Company shall deduct from the Non-Compete Consideration the tax amounts it is required to deduct under law, or in accordance with a tax authority approval presented by the Employee; this shortly after inclusion of the Non-Compete Consideration in each of the Forms and with respect to all the remuneration the Employee is expected to receive in respect of the Non-Compete Consideration in each relevant fiscal year, as applicable.

14.2.	The Non-Compete Consideration shall be paid (a) together with VAT, against receipt of a duly issued tax invoice from the Employee, and subject to presentation of all approvals required by law, or (b) against the issuance of a self-invoice of the Company, provided that the Employee shall provide the Company with a written statement that the majority of his income is from salary, allowance or pension, as required by law. In the event the Employee shall select the payment described in this Section 14.2, the Company shall deduct the tax amount required by law from the Non-Compete Consideration, as well as from any payment paid to Employee in respect of the Non-Compete Consideration. To the extent the Employee shall present an approval in respect of the rate of the withholding at source amount up to 15 days prior to the first payment of the Non-Compete Consideration with respect to each year included in the approval, then the Company shall act in accordance with such approval.

15.	For avoidance of any doubt, it is hereby clarified that, to the extent the Employee shall materially breach his aforementioned non-competition undertakings, the Company shall be entitled to immediately cease the aforementioned payments and shall be entitled to reimbursement of the Non-Compete Consideration paid to the Employee, this without derogating from any right, claim and/or remedy available to the Company in relation to this matter.

16.	For the avoidance of doubt, it is clarified that the Employee shall bear all tax obligations, as required by law, in respect of the Non-Compete Consideration, including VAT to the extent applicable.

Tax Withholding

17.	For the avoidance of doubt, it is clarified that the Employee will bear the entire tax liability, pursuant to any law, in respect of any and all payments and benefits

Translation from the Hebrew

specified in this Agreement, and the said tax amounts will be withheld by the Company from the payments that it is required to make to the Employee according to this Agreement and pursuant to the provisions of the law.

Insurance Policies, Exemption and Indemnification

18.	As long as the Company insures its office holders, it undertakes to preserve, handle and maintain for the Employee an office holders’ professional liability insurance policy, in the scope, as shall be customary in the Company from time to time that, in respect of the period the Employee was employed by the Company and until the end of the statute of limitations period under law (the “Insurance”).

19.	As long as the Company insures its office holders, it undertakes not to take any action that might adversely affect the validity of the insurance coverage. In addition, the Company undertakes to cooperate with the Employee, to the extent required, in order to maintain and exercise the Employee’s rights in accordance with the insurance, including notifying the insurer upon the occurrence of an event that may serve as the basis for a suit against the Employee, according to the insurance, all in accordance with the terms of the insurance policy and subject to the Employee’s compliance with the terms of the policy.

20.	For avoidance of any doubt, it is hereby clarified that nothing contained in Sections 18 and 19 above shall derogate from any of the provisions of the Company’s Indemnification and Release Agreement signed between the Company and the Employee on September 12, 2012.

The Employee’s Undertakings

21.	No later than the Termination Date, the Employee shall return to the Company all property and equipment belonging to the Company, including car, mobile phone, laptop and any other equipment in his possession, in working condition with the exception of wear and tear due to reasonable use, as well as all documents and any other material that has come to his possession and/or been prepared by him in connection with his work and/or any property and/or document that has come to his possession during his employment with the Company and which are in his possession.

22.	In accordance with the Company’s policy, after the Termination Date, the Company shall have access to, and shall be entitled to review, in accordance with its needs, all documents relating to the Employee’s fulfillment of the Position, including correspondence in the Teva email account, and files saved on the computer provided to the Employee by the Company. In order to prevent possible exposure of personal information, the Employee shall delete all such personal information from the Company’s computer (including in his Teva email account) prior to the Termination Date.

Translation from the Hebrew

23.	The Employee hereby declares, confirms and undertakes that also after the Termination Date, he will cooperate with the Company in regards to any investigation and/or inquiry and/or demand letter, lawsuit or any other issues relating to the period of his employment with the Company and/or any affiliated companies, and he will be reasonably available, as requested by the Company, including for the purpose of providing information, and/or affidavits and/or interviews that will be conducted by the Company and/or external counsel and/or other professional consultants, as necessary. The Company shall reimburse the Employee for reasonable expenses and pay compensation if customary by the Company under such circumstances. In addition, the Employee agrees to consider in good faith, in consultation with his counsel provided to him by Teva, requests from competent authorities and entities in Israel and abroad and/or external counsels of the Company, to cooperate with governmental investigations regarding activities of the Teva Group, in a manner and scope required in the framework of such investigations, and throughout the entire duration thereof.

Employee’s Waiver of Claims and Demands Against the Company

24.	After the Employee has inquired regarding his rights and has had an opportunity to consult with an attorney, the Employee hereby declares, confirms and undertakes towards the Company as follows:

24.1.	That the terms, including, without limitation, the amounts and rights specified in this Agreement, constitute the full obligations of the Company or anyone on its behalf with respect to his employment and/or the termination thereof by the Company and the proceedings relating thereto, including, without derogating from the generality of the foregoing, salary, overtime pay, vacation pay, recreation pay, sick leave pay, payments in respect of social benefits due to him according to law or agreement, severance pay, equity compensation, payments in respect of benefits, bonuses and grants, etc.

24.2.	That he acknowledges and agrees that the payment of the amounts and the grant of the rights, which are in excess of the rights under law, including, without limitation, rights in respect of the equity compensation, are all subject to his executing, prior to the Termination Date, a waiver in the form attached hereto as Annex A.

24.3.	Employee represents that upon fulfillment of the Company’s undertakings towards him in accordance with this Agreement, all of his accounts and claims from the Company, concerning his employment and/or termination of his employment with the Company, shall have been satisfied, and that the Employee neither has nor shall have any suits, demands and/or claims against the Company on any grounds whatsoever, without exception, involving and/or relating to salary and/or any matter pertaining to his employment and/or termination of his employment with the Company.

Translation from the Hebrew

24.4.	For the avoidance of doubt, the Employee explicitly waives any suit, demand or claim of any kind whatsoever in connection with the aforesaid against the Company and/or any manager and/or employee and/or director and/or a representative of any of them. This declaration also constitutes a notice of discharge and settlement of the Employee for purposes of Section 29 of the Severance Pay Law, 5723-1963, to the extent the Employee would be entitled to severance pay.

Miscellaneous

25.	For the avoidance of doubt, it is hereby clarified that with the exception of the provisions that were added or modified in this Agreement, all of the provisions of the Employment Agreement shall remain in effect, including the Employee’s undertakings with respect to maintaining confidentiality, non-competition and intellectual property rights, whether according to the Employment Agreement or according to any other agreement.

26.	Any modification of this Agreement shall not be valid unless made in writing and signed by the Parties.

27.	The Parties’ addresses for purposes of this Agreement shall be as specified in the preamble to this Agreement, and any notice that is sent by one Party to the other shall be deemed as having reached its destination within 72 hours from the time of delivery, if sent by registered mail, within 24 working hours if sent via facsimile or immediately upon personal delivery thereof.

In witness whereof, the Parties have hereto set their hands:

/s/ Eyal Desheh

Teva Pharmaceutical Industries Ltd.	Eyal Desheh

Translation from the Hebrew

Annex A

Waiver and Release

I, the undersigned, Eyal Desheh, holder of I.D. number 051220309, hereby represent and confirm as follows:

1.	My employment with Teva Pharmaceutical Industries Ltd. (the “Company’’) ends on April 30, 2018 (the “Termination Date’’).

2.	On the Termination Date, or in proximity thereto, I shall receive from the Company the amounts and documents specified in the settlement of accounts attached to this waiver (the “Settlement of Accounts’’).

3.	Subject to receipt of the full amounts, benefits and the documents specified in the Settlement of Accounts, I confirm that I have received from the Company all of the amounts, benefits and documents which I am entitled to receive from the Company, including, without derogating from the generality of the foregoing, payment for my employment and/or termination of my employment with the Company, salary, overtime pay, payment in respect of work on weekly day of rest, prior notice pay, vacation pay and redemption of vacation, premiums, recreation pay, bonuses, grants, pension payments and/or pension rights of any kind, equity compensation, payments in respect of social benefits due to me according to law or agreement, payments to study fund, reimbursement of expenses, severance pay, payments in respect of perquisites, payments according to any expansion orders, etc.

I hereby warrant and confirm that the excess rights and payments that were granted to me by the Company, without it being under any obligation to do so, as detailed in the termination agreement signed between the Company and myself on                 , are on account of, inter alia, any payment due to me by the Company in relation to my employment and/or termination of my employment, according to any agreement and/or expansion order and/or law that were not paid to me for any reason whatsoever.

4.	Without derogating from the generality of the foregoing, I hereby confirm that subject to receipt of the amounts, benefits and documents specified in the Settlement of Accounts, all of my accounts and claims from the Company and/or any office holder and/or manager and/or employee and/or director and/or representative of any of them, including with respect to the terms of my employment and/or termination of my employment with the Company, have been fully and completely settled, exhausted and removed.

5.	I hereby confirm that subject to receipt of the amounts, benefits and documents specified in the Settlement of Accounts, neither I, nor anyone acting on my behalf, has or shall have in the future any claims and/or demands and/or suits in relation to my employment and/or termination of my employment, including claims and/or demands in connection with salary, wages, payments for overtime hours, vacation pay and redemption of vacation, recreation pay, bonuses, equity compensation, social benefits, contributions to a pension arrangement and/or any providence fund, study fund, prior notice, other salary supplements and severance pay, all in accordance with any agreement, law, regulation, expansion order, custom etc.

6.

For the avoidance of doubt, I hereby release the Company and/or any officer holder and/or manager and/or employee and/or director and/or representative of any of them from any claim, demand, liability, damage, causes of action, actions and suits of any kind in relation

Translation from the Hebrew

with my employment with the Company and/or termination of my employment, including, without limitation, in relation to the payments and rights specified above, in whole or in part. This waiver and release also constitutes a notice of discharge and settlement for purposes of Section 29 of the Severance Pay Law, 5723-1963, to the extent I am entitled to severance pay.

In witness whereof, I have hereto affixed my signature on this          day of              2018

/s/ Eyal Desheh
Eyal Desheh